NEWS RELEASE	Investor Contact:
Lisa Mayr
For immediate release	Senior Vice President
November 7, 2008	Investor Relations
(703) 744-1787

Sunrise Reports Financial Results for Third Quarter 2008

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for third quarter 2008. Sunrise will host a conference call and webcast Friday, November 7, 2008 at 9:00 a.m. ET.

“This quarter was very difficult as we incurred a significant net loss,” said Mark Ordan, Sunrise’s chief executive officer. “Our team has been fully committed to grinding down cash outflows by reducing overhead, slashing development-related spending and selling or repositioning assets unsuited to the combination of today’s capital market environment and our financial condition. These efforts do not distract us from our role as managers of senior living’s leading brand portfolio and organization and we fully intend to emerge as a leaner, stronger, growing company.”

Financial Results for Third Quarter 2008

The Company reported revenues of $436.0 million for the third quarter of 2008 as compared to $429.5 million for the third quarter of 2007. Net loss for the third quarter 2008 was $68.7 million, or ($1.36) per fully diluted share, as compared to net income of $38.2 million, or $0.74 per fully diluted share, for the third quarter of 2007. The loss before income taxes and extraordinary loss for the third quarter was $90.1 million as compared to income before income taxes for the third quarter of 2007 of $55.9 million. Included in the (loss) income before income taxes and extraordinary loss for the three months ended September 30, 2008 and 2007 are the following large and/or unusual items:

	Three Months Ended
	September 30,

(In millions)	2008	2007

Severance costs	$(7.2)	$-
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and pending stockholder litigation	(5.1)	(12.0)
Impairment of long-lived assets	-	(3.6)
Write-off of abandoned development projects	(47.5)	(15.6)
Gain on sale and development of real estate and equity interests	4.7	52.7
Gain on sale of seven communities within one UK venture	-	82.9
Impairment loss on four communities in a Fountains venture	(7.4)	-
Recapitalizations	0.2	-
Net impact before income taxes and extraordinary loss	$(62.3)	$104.4

For additional information regarding the Company’s results of operations for the third quarter, please refer to the Company’s third quarter 2008 10-Q filed today with the SEC.

Operating Data for Third-Quarter 2008

•
Revenue under management for the third quarter 2008 increased 5.0 percent to $639.2 million as compared to $608.8 million for the prior-year third quarter. The measure "revenue under management" is derived by combining the revenues of Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise (excluding communities managed by Greystone, the Company's developer and professional services provider for non-profit continuing care retirement communities). This increase relates to increased occupancy for communities in lease-up as well as average daily rate growth for stabilized communities.

•
Same-community revenues for the third quarter 2008 increased 4.9 percent to $350.3 million as compared to $333.8 million for the prior-year third quarter. The increase relates to growth in occupancy and average daily rates. Sunrise's same-community portfolio consists of communities in which Sunrise has an ownership interest (i.e., consolidated communities and unconsolidated venture communities) that were stabilized in both the third quarter of 2008 and 2007, which Sunrise defines as being open for 12 months or having achieved 95 percent occupancy, whichever occurs first.

•
Average daily rate for the same-community portfolio for the third quarter 2008 increased 3.8 percent to $165.21 as compared to $159.10 for the prior-year third quarter. The Company’s average daily rate includes room rates, extended care fees and community fees. Rate growth was largely due to room rate increases for new and existing residents as well as increases in extended care rate and utilization.

•
During the third quarter of 2008, Sunrise opened three new communities and began construction on one new community. As of September 30, 2008, the Company had 34 communities under construction, with capacity for an additional 4,300 residents. Five of these communities under construction are projects being developed by Greystone.

•	As of September 30, 2008, Sunrise operated 448 communities located in the United States, Canada, the United Kingdom and Germany, with resident capacity for approximately 55,000 residents.

•
The same-community average occupancy rate for the third quarter of 2008 was 89.9 percent as compared to 89.1 percent for the prior-year third quarter. Growth in occupancy was driven by both the consolidated and venture portfolios.  Across both portfolios, assisted living and memory care occupancy increased, offset in part by a decline in independent living. During the third quarter of 2008, seven European communities with lower than average occupancy were included in the same-community pool for the first time. U.S.-only occupancy for the same store portfolio was 90.9 percent, up from 90.6 percent in the prior-year third quarter.

•
Same-community operating expenses for the third quarter of 2008 increased 3.1 percent to $231.6 million, as compared to $224.6 million for the prior-year third quarter. Included in the expense are credits due to favorable loss experience related to the Company’s insurance programs of $10.2 million and $3.6 million for the third quarter 2008 and 2007, respectively. Same-community operating expenses exclude management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated communities and unconsolidated venture communities consistent. Labor costs increased, largely due to the higher level of extended care services, which require additional labor hours. Same-community operating expense also included increases for repairs and maintenance and utilities.

Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, average occupancy rate and total same-community expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and communities in unconsolidated ventures (and also broken down by communities managed for third-party owners, in the case of revenues under management), please refer to the Supplemental Information attached.

Cash and Liquidity Update

As of September 30, 2008 there were $95 million in borrowings and $21.7 million in letters of credit outstanding under the Company's amended Bank Credit Facility. The Company had borrowing availability of approximately $43.3 million under the amended Bank Credit Facility. As of September 30, 2008, the Company had approximately $52.8 million in unrestricted cash and cash equivalents and was in compliance with the minimum liquidity covenant of $50 million.

The Company’s amended Bank Credit Facility contains various financial covenants and restrictions, including provisions that require the Company to meet certain financial tests. As part of an amendment to the Bank Credit Facility on November 6, 2008, the lenders waived compliance by the Company as of September 30, 2008 with the net worth test under the Bank Credit Facility (which requires the Company’s consolidated adjusted net worth to be at least $450 million). In July 2008, the lenders have also waived compliance by the Company for the quarter ended September 30, 2008 with: (1) the leverage ratio provision of the Bank Credit Facility, which requires the Company’s leverage ratio not to exceed 4.25 to 1.0 and (2) the fixed charge provision, which requires the Company’s fixed charge coverage ratio not to be less than 1.75 to 1.0. The Company does not expect to be able to satisfy these financial covenants at the end of the fourth quarter of 2008. Accordingly, the Company expects that, on January 1, 2009, it may no longer be able to borrow under the amended Bank Credit Facility.

In the November 6, 2008 amendment, the Company agreed to seek to revise and restructure its Bank Credit Facility by January 31, 2009 on terms acceptable to the lenders, including the granting by the Company of such tangible collateral to secure its obligations as is acceptable to the lenders. If the Company and the lenders are unable to agree, it would be an event of default under the amended Bank Credit Facility. The Company also paid fees of $0.2 million to the lenders and the borrowing cost under the line was increased to LIBOR plus 3.75 percent, with a minimum rate of 5 percent.

The Company is engaged in discussions with its lenders with the collective intent of restructuring the terms of the Bank Credit Facility by January 31, 2009. The Company is also seeking to refinance its Bank Credit Facility through new lenders and is discussing other potential sources of capital with other third parties.

In the event that the Company is unable to revise and restructure its Bank Credit Facility by January 31, 2009, or the Company fails to comply with the new liquidity covenants included in the July 2008 amendment for any calendar month (minimum liquidity of not less than $50 million, composed of availability under the amended Bank Credit Facility plus up to not more than $50 million in unrestricted cash and cash equivalents), the lenders under the amended Bank Credit Facility could, among other things, exercise their rights to accelerate the payment of all amounts then outstanding under the amended Bank Credit Facility, exercise remedies against the collateral securing the amended Bank Credit Facility, require us to replace or provide cash collateral for the outstanding letters of credit or pursue further modification with respect to the amended Bank Credit Facility.

The Company believes current availability under the Bank Credit Facility and unrestricted cash balances of approximately $52.8 million at September 30, 2008 will be sufficient to support its operations through January 31, 2009.

Additional financing resources will be required to refinance existing indebtedness that comes due within the next 12 months. The Company’s debt maturities for 2009 of $213.5 million are as follows:

•	$95 million for draws on the amended Bank Credit Facility, which are classified as short-term debt in the Company’s consolidated financial statements;

•	$34.3 million in land loans due in the third and fourth quarters of 2009, related to properties the Company intends to sell;

•	$20 million margin loan collateralized by auction rate securities with a book value of $36 million;

•
$48 million related to two consolidated communities (one loan for $40 million and one for $8 million), due in the third quarter 2009.  The Company is currently working with its lenders to refinance these loans, but estimates that a partial paydown of up to $10 million may be required; and

•	principal payments of $12.5 million related to the debt of the German venture as described below.

In addition, the Company will be required to repay or refinance any letters of credit that are outstanding under the Bank Credit Facility upon maturity on the Facility.

During October and November, the Company received income tax refunds of $30.1 million. Additional tax refunds of up to $27 million are anticipated to be received by mid- 2009, subject to the filing of the Company’s tax returns for 2008.

The Company is currently pursuing the following additional sources of cash:

•	potential refinancings related to the Company’s ventures resulting in estimated net proceeds of $8 million projected to occur in the fourth quarter of 2008;

•	sale of 15 land parcels related to abandoned development project with a book value of $74 million and related debt of $31 million projected to occur throughout 2009;

•	sales of properties that are currently wholly-owned to a venture with net proceeds of approximately $10 million projected during 2009; and

•
successful completion of bond financing for non-profit development projects being developed by the Company’s subsidiary Greystone, of which at least two are forecasted to close in late 2008 or early 2009, generating anticipated net proceeds of $11 million.

No assurance can be given that these additional potential sources of cash will be realized.

Corporate Expenses and Operating Cost Structure

As previously announced, in light of the difficult financial environment, the Company has initiated a plan to reduce its general and administrative headcount and certain non-payroll costs with the expectation of reducing the Company’s general and administrative spending level by at least $20.0 million. To date, Sunrise has identified approximately 160 non-care related positions in overhead and development that will be eliminated in 2008 and 2009. These reductions are anticipated to generate annual savings of approximately $17 million. The Company does not expect its cost reduction initiative to result in any reduction to the level of service it provides to residents. With its now smaller workforce, Sunrise has engaged an outside real estate firm to sublet portions of its McLean, Virginia office.

In addition to the $7.2 million of severance expense recorded in the third quarter of 2008, the Company expects to record $7.5 million and $2.0 million in the fourth quarter of 2008 and the first and second quarters of 2009, respectively, based on actions taken to date.

Development Pipeline Update

The Company’s previously disclosed development plan for 2008 included a development pipeline of 1,200 to 1,400 units. As of September 30, 2008, due to continued lack of financing availability and market conditions, the Company does not expect any construction starts in the fourth quarter of 2008 and accordingly the Company now expects its 2008 construction starts to be five new communities consisting of 530 units, which were begun in the first three quarters of 2008. The Company abandoned 54 projects in the quarter ended September 30, 2008 and has taken a charge of $47.5 million related to these projects. Additional charges could be incurred as the Company continues to assess the Company’s development pipeline in light of capital market conditions and the Company’s underwriting requirements.

The Company has determined that there are a number of land parcels which it will not develop in the future due to the Company’s more stringent underwriting criteria. The Company intends to sell 15 land parcels which have a carrying value of $74 million and related debt of $31 million.

As of September 30, 2008, the Company had contracts to purchase or lease 15 development sites which it intends to develop in the future, subject to credit market conditions, for a total contracted purchase price of approximately $60 million. Generally, the Company’s land purchase commitments are terminable by Sunrise and the $13.1 million in land deposits (included in other assets on the Company’s consolidated balance sheet) are refundable.

The Company has not yet determined its development goals for 2009. The Company does not intend to begin construction on new projects without committed construction debt financing. Based on current credit market conditions, the Company anticipates only limited construction starts in 2009. The Company plans to continue future development once market conditions improve and the cost of capital for development projects is reduced for current expectations in the market.

Germany Venture Update

As previously disclosed, on September 1, 2008, the Company paid €3.0 million ($4.4 million) to the majority partner in its Germany venture for an option to purchase its entire equity interest in the venture through a two-step transaction in 2009. The Company expects to exercise its option in January 2009. Also on September 1, the Company entered into an agreement with its partner that gives the Company permission to immediately pursue potential restructuring of loans with venture lenders, pursue potential sales of some or all of the nine communities in the venture and to merge certain subsidiaries of the venture to improve operational efficiencies and reduce VAT taxes paid. The Company’s decision to purchase this option was based on the fact that it had 100% of the risk for the Germany venture but did not have control and had only 20% of the equity ownership. Neither the purchase of the option nor the exercise of the option planned for January 2009 alters the Company’s obligation under any financial guarantees for which it is responsible or alters any of the recourse/non-recourse provisions in any of the loans. The purchase of the equity interest in the Germany venture will enable the Company’s shareholders to benefit from 100% of any appreciation of the communities as they become stabilized. Previously, while the Company was responsible for funding 100% of the losses under the operating deficit guarantees, it had limited benefit from any future appreciation of the assets. This is a significant non-cash transaction affecting the Company’s balance sheet but has no effect on its statement of cash flows.

As of September 1, 2008, the venture was consolidated, resulting in a non-cash after-tax extraordinary loss of $13.3 million. The assets for the venture are recorded at $168.5 million and the debt is recorded at $216.7 million. Of this debt, $191.2 million is non-recourse to Sunrise and $25.5 million is guaranteed by the Company. In addition, to the extent that four properties that collateralize the loan are sold for less than the specified release price, approximately €50 million for four properties, the Company could be required to make additional payments to cover any shortfall in the release price. The current estimated fair value of the four properties approximates the release price.

Sunrise expects to close or sell two communities within the next several months. It is possible that a loss in excess of the estimated fair value could occur and that the Company may be required to fund a loss greater than the difference between the fair value and release price disclosed above. For the remaining communities in Germany, based on continuing realized occupancy growth, the Company believes that the operations can achieve stabilization and eventually be profitable.

Upon consolidation, the Company’s existing receivables from the venture and guarantee liabilities are eliminated for financial reporting purposes. Guarantee liabilities are considered in the valuation of the debt and accordingly, are also eliminated for financial reporting purposes. The Company is still responsible for guarantee liabilities to the lenders.

Future fundings to Sunrise’s German operations for operating losses and interest payments excluding principal payments prior to the closure or sale of any communities are estimated to be as follows (in thousands):

Q 4 2008	€5,025	$7,260
2009	10,471	15,129
2010	5,482	7,920
2011	1,781	2,574
2012	-	-

	€22,759	$32,883

Trinity Subsidiary

In October 2008, the Company determined not to provide any additional funding for ongoing operations to our Trinity subsidiary due to the continued losses experienced by that subsidiary. As a result, the Company expects to write-off the remaining goodwill and other intangible assets related to Trinity of approximately $9.8 million in the fourth quarter of 2008. As a result of this decision to cease funding by the Company, Trinity’s board of directors has decided it will discontinue operations by the end of the year.

Greystone Subsidiary

The Company has determined not to fund new development capital projects of its Greystone subsidiary until the bond financing markets open up again.

Conference Call and Webcast

Sunrise will host a conference call and webcast to discuss the third quarter 2008 financial results and selected financial and operating data, and the other matters discussed in this press release at 9:00 a.m. ET on Friday, November 7, 2008. The call-in number for the conference call is 1-888-726-2470 or (913) 312-1390 (no password required). Those interested may also go to the Investor Relations section of the Company's Web site (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until November 21, 2008, by dialing 1-888-203-1112 or (719) 457-0820 (passcode 7482660); a replay will also be available on Sunrise's Web site until December 7, 2008.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of September 30, 2008, Sunrise operated 448 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 55,000 residents. At quarter end, Sunrise also had 34 communities under construction in these countries with a combined capacity for 4,277 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the Company’s ability to obtain a covenant waiver or further modification of its Bank Credit Facility; the Company’s ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; the Company’s ability to achieve the anticipated savings from the Company’s cost-savings program; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company’s tax return for the tax year ended December 31, 2006 and employment tax returns for 2004, 2005 and 2006; the status of the exploration of strategic alternatives; the Company’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company’s critical accounting estimates; risk of further write-downs or impairments of the Company’s assets; risk of future fundings of guarantees and other support arrangements to some of the Company’s ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; risk associated with any new service offerings; development and construction risks; risks associated with past or any future acquisition; compliance with government regulations; risk of new legislation or regulatory developments; business conditions; competition; changes in interest rates; unanticipated expenses; market factors that could affect the value of the Company’s properties; the risks of further downturns in general economic conditions; availability of financing for development; and other risks detailed in the Company’s amended 2007 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company’s Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial information provided in this press release for periods subsequent to September 30, 2008 is preliminary and remains subject to review by Ernst & Young LLP. As such, this information is not final or complete, and remains subject to change, possibly materially.

SUNRISE SENIOR LIVING, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except per share and share amounts)	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$52,837	$138,212
Accounts receivable, net	76,007	76,909
Income taxes receivable	64,093	63,624
Notes receivable	5,444	-
Due from unconsolidated communities, net	86,933	61,854
Deferred income taxes, net	33,567	33,567
Restricted cash	38,915	61,999
Assets held for sale	17,836	12,716
Prepaid insurance	4,710	23,720
Prepaid expenses and other current assets	39,549	57,363
Total current assets	419,891	529,964
Property and equipment, net	764,201	656,211
Property and equipment subject to financing, net	17,232	58,871
Investments in marketable securities	36,000	-
Notes receivable	-	9,429
Due from unconsolidated communities	45,123	19,555
Intangible assets, net	74,114	83,769
Goodwill	169,736	169,736
Investments in unconsolidated communities	86,310	97,173
Investment accounted for under the profit-sharing method	1,965	-
Restricted cash	113,071	165,386
Other assets, net	11,503	8,503
Total assets	$1,739,146	$1,798,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$143,907	$122,541
Outstanding draws on bank credit facility	95,000	100,000
Accounts payable and accrued expenses	212,358	275,362
Due to unconsolidated communities	28,243	37,344
Deferred revenue	7,628	9,285
Entrance fees	34,671	34,512
Self-insurance liabilities	43,368	52,267
Total current liabilities	565,175	631,311
Long-term debt, less current maturities	398,215	31,347
Liabilities related to properties accounted for under the financing method	16,290	54,317
Investment accounted for under the profit-sharing method	-	51,377
Guarantee liabilities	12,633	80,814
Self-insurance liabilities	68,212	74,971
Deferred gains on the sale of real estate and deferred revenues	86,335	74,367
Deferred income tax liabilities	6,991	82,605
Other long-term liabilities, net	127,444	133,717
Total liabilities	1,281,295	1,214,826
Minority interests	10,794	10,208
Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value, 120,000,000 shares authorized, 50,962,783 and 50,556,925 shares issued and outstanding, net of 252,453 and 103,696 treasury shares, at September 30, 2008 and December 31, 2007, respectively	510	506
Additional paid-in capital	459,291	452,640
Retained (deficit) earnings	(21,444)	112,123
Accumulated other comprehensive income	8,700	8,294
Total stockholders’ equity	447,057	573,563
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,739,146	$1,798,597

See accompanying notes

SUNRISE SENIOR LIVING, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Operating revenue:
Management and buyout fees	$37,693	$33,420	$105,595	$93,948
Professional fees from development, marketing and other	16,122	15,783	45,541	25,182
Resident fees for consolidated communities	108,995	99,405	320,706	298,394
Hospice services	10,404	17,195	35,155	51,625
Ancillary services	16,298	13,427	45,000	45,589
Reimbursed contract services	246,460	250,282	751,158	718,679
Total operating revenues	435,972	429,512	1,303,155	1,233,417
Operating expenses:
Development and venture expense	16,952	18,898	66,028	55,472
Community expense for consolidated communities	84,310	71,963	240,379	215,624
Hospice services	16,271	18,367	53,309	51,951
Ancillary services	17,601	14,900	50,368	52,939
Community lease expense	15,184	15,792	44,916	45,985
General and administrative	40,356	70,152	115,683	134,614
Severance costs	7,219	-	7,219	-
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and pending stockholder litigation	5,072	11,957	26,436	32,052
Loss on financial guarantees and other contracts	975	4,996	1,702	5,331
Provision for doubtful accounts	2,564	1,707	6,977	3,996
Depreciation and amortization	13,212	13,205	38,144	42,363
Impairment of long-lived assets	-	3,607	2,349	3,607
Write-off of abandoned development projects	47,512	15,574	84,209	24,547
Reimbursable contract services	246,076	250,282	749,384	718,679
Total operating expenses	513,304	511,400	1,487,103	1,387,160
Loss from operations	(77,332)	(81,888)	(183,948)	(153,743)
Other non-operating income (expense):
Interest income	1,194	2,413	4,239	7,251
Interest expense	(6,563)	(1,041)	(10,576)	(6,167)
Unrealized gain (loss) on trading securities	720	-	(4,000)	-
Other income (expense)	229	2,624	(5,377)	(1,457)
Total other non-operating (expense) income	(4,420)	3,996	(15,714)	(373)
Gain on the sale and development of real estate and equity interests	4,717	52,753	19,029	99,404
Sunrise’s share of (losses) earnings and return on investment in unconsolidated communities	(15,549)	79,774	(7,207)	136,288
Gain (loss) from investments accounted for under the profit-sharing method	594	48	95	(171)
Minority interests	1,841	1,232	6,122	3,391
(Loss) income before benefit from (provision for) income taxes and extraordinary loss	(90,149)	55,915	(181,623)	84,796
Benefit from (provision for) income taxes	34,738	(17,685)	61,311	(31,094)
Net (loss) income before extraordinary loss	(55,411)	38,230	(120,312)	53,702
Extraordinary loss, net of tax benefit	(13,255)	-	(13,255)	-
Net (loss) income	$(68,666)	$38,230	$(133,567)	$53,702

Earnings per share data:
Basic net (loss) income per common share
(Loss) income before extraordinary loss	$(1.10)	$0.77	$(2.39)	$1.08
Extraordinary loss	(0.26)	-	(0.26)	-
Net (loss) income	$(1.36)	$0.77	$(2.65)	$1.08

Diluted net (loss) income per common share
(Loss) income before extraordinary loss	$(1.10)	$0.74	$(2.39)	$1.04
Extraordinary loss	(0.26)	-	(0.26)	-
Net (loss) income	$(1.36)	$0.74	$(2.65)	$1.04

See accompanying notes

Sunrise Senior Living, Inc.
Supplemental Information
As of September 30, 2008
($ in thousands except average daily rate)

					Resident
	Communities		Unit Capacity		Capacity
	Q3 08	Q3 07	Q3 08	Q3 07	Q3 08	Q3 07
Community Data (1)
Communities managed for third-party owners (excluding Greystone)	152	161	15,509	16,572	16,966	18,099
Communities in ventures	208	195	20,692	19,349	23,337	21,878
Communities consolidated	66	63	8,637	8,530	9,035	8,829
Greystone-managed communities	22	17	5,898	4,631	5,898	4,631
Total communities operated	448	436	50,736	49,082	55,236	53,437

Percentage of Total Operating Portfolio
Assisted Living	73%	73%
Independent Living	22%	22%
Skilled Nursing	5%	5%
Total	100%	100%

Selected Operating Results
Same-Community Owned Portfolio Operating Results (2,3,4)	Q3 08	Q3 07	% change

Total Same-Community Portfolio
Number of Communities	220	220
Unit Capacity	23,234	23,234
Resident Capacity	25,643	25,643
Community Revenues	$350,265	$333,751	4.9%
Community Operating Expenses	$231,599	$224,635	3.1%
Average Daily Rate	$165.21	$159.10	3.8%
Average Occupancy Rate	89.9%	89.1%	0.9%

Communities in ventures
Number of Communities	162	162
Unit Capacity	15,165	15,165
Resident Capacity	17,195	17,195
Community Revenues	$243,882	$233,935	4.3%
Facility operating expenses	$156,840	$151,115	3.8%
Average Daily Rate	$172.82	$167.35	3.3%
Average Occupancy Rate	89.2%	88.6%	0.7%

Communities consolidated
Number of Communities	58	58
Unit Capacity	8,069	8,069
Resident Capacity	8,448	8,448
Community Revenues	$106,383	$99,816	6.6%
Facility operating expenses	$74,759	$73,520	1.7%
Average Daily Rate	$150.06	$142.62	5.2%
Average Occupancy Rate	91.2%	90.0%	1.3%

Supplemental Information (continued)
As of September 30, 2008
($ in thousands except average daily rate)

Total Portfolio Revenues under Management	Q3 08	Q3 07

Communities in ventures	$298.7	$269.9	10.7%
Communities consolidated	113.6	106.6	6.6%
Communities managed
(excluding Greystone)	226.9	232.3	(2.3%)

Total revenue of communities under management	$639.2	$608.8	5.0%

Development Communities to be Opened (# Communities)
	Q4 08	Q1 09	Q2 09	Q3 09	Total

Consolidated communities	-	1	-	-	1
Venture communities	5	9	3	4	21
Greystone communities	1	1	1	-	3
	6	11	4	4	25

Development Communities to be Opened (# Residents)
	Q4 08	Q1 09	Q2 09	Q3 09	Total

Consolidated communities	-	115	-	-	115
Venture communities	826	821	296	380	2,323
Greystone communities	344	222	309	-	875
	1,170	1,158	605	380	3,313

Notes

(1) During the third quarter of 2008, Sunrise opened three communities.

(2) Same-community portfolio consists of all communities in which Sunrise has an ownership interest in and that were open for at least 12 months or had achieved 95% occupancy (whichever was sooner) as of the third quarter of 2008. This includes consolidated communities and communities in ventures.

(3) Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(4) Average daily rate includes resident room fees, extended care fees and community fees. Average daily rate was adjusted retroactively to include community fees, which are amortized over a one-year period.